Exhibit T3A.15

GILBERTO HARRIS DAZAROLA NOTARY PUBLIC VIÑA DEL MAR

COMPANY
“BRUNO TAVELLI Y COMPAÑÍA LIMITADA”
or
“TAVELLI LIMITADA”

[signature] [seal:] GILBERTO HARRIS DAZAROLA NOTARY PUBLIC VIÑA DEL MAR
Noted in the Directory under No. 260. At Viña del Mar, Republic of Chile, on the twenty-third day of April of nineteen eighty-seven, in the presence of myself, GILBERTO HARRIS DAZAROLA, attorney and notary public, holder of the Second Notary Office of Viña del Mar, with domicile at calle Arlegui number four hundred fifteen, the following individuals appeared: Mr. BRUNO CARLOS TAVELLI ZUÑIGA, an Argentine citizen, married, a manufacturer, domiciled at Avenida Valparaíso number six hundred eighty, Viña del Mar; and Mr. PIERPAOLO ZACCARELLI FASCE, a Chilean citizen, single, a commercial agent, domiciled at Avenida Valparaíso number six hundred eighty, Viña del Mar; both of the appearing parties being of legal age, they attested to their identifies with the identification cards noted at the end, and set forth the following: That they have agreed to establish a Chilean limited-liability commercial corporation [sociedad commercial de responsabilidad limitada] to be governed by the provisions of law three thousand, nine hundred eighteen and its amendments pursuant to the relevant regulations of the Chilean Commercial Code [Código de Comercio] and Civil Code [Código Civil] and, specifically, the stipulations contained in the following corporate bylaws: O N E: CORPORATE NAME. The corporate name shall be “BRUNO TAVELLI Y COMPAÑÍA LIMITADA without prejudice to using the abbreviated name of “TAVELLI LIMITADA” which shall also be binding on it vis-à-vis third parties, including the tax authorities and financial institutions. T W O: DOMICILE. The corporate domicile is the commune and city of Viña del Mar, without prejudice to such agencies or branches as the partners might agree to establish in any location of the country or abroad. T H R E E: PURPOSE. The Company’s purpose shall be the production, manufacture, distribution and marketing, both wholesale and retail, of all types of dessert products, specifically cookies, special breads, cakes, ice creams and similar products, which activities it may carry out on its own account or through third parties and, in general, the execution of all commercial actions directly or indirectly related to any corporate purpose the partners might agree to perform. F O U R: SHARE CAPITAL. The company’s share capital is a total of FIFTEEN MILLION CHILEAN PESOS which the partners pay in, in equal shares, i.e., seven million, five hundred thousand pesos each, which contribution comprises and shall comprise one million, five hundred thousand pesos posted in cash to the corporate coffers and the balance of six million pesos in cash that they must post in accordance with the needs of the day-to-day business, and in any case, within a maximum of three years counting from the date of this instrument. The balances of pending contributions may be posted against future earnings and reassessments. The partners limit their liability to the value of their respective contributions. F I V E: DISTRIBUTION OF EARNINGS AND LOSSES. Earnings and any losses shall

GILBERTO HARRIS DAZAROLA NOTARY PUBLIC VIÑA DEL MAR

be distributed between the partners in proportion to their contributions. S I X: BALANCE SHEET. The company shall prepare an inventory and balance sheet of corporate activities on December thirty-first of each year, without prejudice to the trial balances and the balance sheet that accounting practices recommend be prepared periodically. S E V E N: COMPANY DURATION. The company shall have a duration of ten years as from the date of this instrument, and after expiration its term shall be extended for successive periods of five years if none of the partners expresses their intent to terminate it upon expiration of the term or its extensions by means of a public instrument noted in the margin of the company’s registration with the Trade Registry of the corporate domicile, which must be undertaken a minimum of one hundred twenty days in advance of the date of the respective expiration. E I G H T: ADMINISTRATION. the use of the corporate name, as well as the administration of the companies, shall correspond indiscriminately and separately to any of the partners, with the exception of the contracting of loans of any kind, especially financial, the establishment of real guarantees, the granting of powers of attorney and surety and establishment of the company as a joint and several co-debtor, all of them being matters that will require the joint and simultaneous appearance of both partners. Consequently, acting separately and with the sole exceptions that have been established, the partners may validly and in the most extensive form execute all types of acts of administration and/or disposal aimed at fulfilling the corporate purpose, which to execute they must affix, before their signatures, the corporate name. Consequently, and without the following list’s being exhaustive, they may, acting separately, acquire, sell, assign or transfer, in any form, any type of real assets, furnishings, investment securities, shares or rights and bind the company in any instrument or agreement; take and give in lease and assign in any manner and in any form all types of tangible or intangible assets; acquire and transfer investment securities, set and accept prices and forms of payments, and grant special conditions for payment; collect prices, moneys and goods owed to the company, accept them and issue the corresponding receipts and discharges; assign loans and accept assignments; make and accept payments in kind; grant extensions, discharges and extensions; receive deposits and make and receive consignments; remit, offset, pay, renew and extinguish obligations by any means; self-contract; endorse and withdraw shipping documents; render and approve accounts and request their rendering, dispute them in whole or in part; request settlements and partitions; form any types of companies and contribute to them all types of assets that belong to the company, whether moveable or fixed; set prices for contributions and for those made by other partners or shareholders; set and determine the company’s stakes in said legal entities; agree to joint ventures or shared accounts; set their administration; determine the authority of the administrator or administrators; agree to administrative bodies and forms of social administration and any clause, with no restriction whatsoever, in the respective corporate charter,

GILBERTO HARRIS DAZAROLA NOTARY PUBLIC VIÑA DEL MAR

[signature] [seal:] GILBERTO HARRIS DAZAROLA NOTARY PUBLIC VIÑA DEL MAR including terms of corporate duration, distribution of profits and losses, responsibilities of partners, commitments, capitalization funds or reserves, appointments of directors, agents and managers, compensation, grounds for dissolution and forms of liquidation; dissolve and liquidate companies and communities and intervene in the division of the corporate or common assets, accepting and rejecting partitioning or common acts; contribute to community properties already established or grant other new ones; appoint experts, liquidators, appraisers, depositories, intervening participants, proxies and officials of all kinds to the acts, businesses or agreements in which the Company has a share or interest; acquire the assets and assume responsibility for the liabilities of other companies or businesses; serve as official agent on behalf of the company; enter into loan, use, charter, commission, brokerage, consignment, usufruct, administration and any other agreements deemed necessary and indispensable to the corporate interest, including capital loans, whether by amount or by specified or indeterminate time, or in any other form; develop general depository custodian accounts; engage loans through the issuance of bonds and debentures, in accordance with the relevant legal provisions, sign this type of transactions and participate in those approved by other types of entities; invest the company cash in any form and assign to the company funds the purpose corresponding to its objectives; withdraw and open company correspondence by letter, telegram, cablegram and radio-telegraph and certificates, drafts and postal orders or those of any other kind directed thereto;

act in the company’s name vis-à-vis the administrative or other types of authorities, whether autonomous or decentralized, of the government, political entities, military, etc., posting on its behalf any types of petitions, reports and requests, and freely accepting any types of suggestions or modifications made thereto; engage with third parties the distribution or sub-distribution of company assets or products; set and determine the conditions and types of distribution or sub-distribution; appoint agents or representatives; set their terms and if it so deems appropriate, demand of them surety and guarantees; rescind, settle and cancel contracts or subcontracts entered into; accept real, personal and nominal surety; execute and waive all rights granted by law to buyers and sellers; waive actions of nullity, cancellation and eviction and accept their waivers; grant accessory pacts as well as those for repurchase, and settle on their conditions or agreements; enter into maritime, land or air transport contracts and insurance contracts for merchandise in transit; enter into insurance contracts of any kind; agree with the tax authorities, decentralized state-owned institutions or autonomous entities, on all aspects concerning expropriation for reason of public utility, with broad authority, open revocable or irrevocable letters of credit, whether divisible or indivisible, enter into employment contracts with workers, amend them, terminate them, dismiss them, set their terms and conditions for termination, request their forfeiture, termination or cancellation; amend them and alter their substance; determine which of them constitute burdens or contracts of trust;

GILBERTO HARRIS DAZAROLA NOTARY PUBLIC VIÑA DEL MAR

[signature] [seal:] GILBERTO HARRIS DAZAROLA NOTARY PUBLIC VIÑA DEL MAR issue and withdraw documents and securities in custody and/or guarantee; appoint and re-engage all company personnel; assign their responsibilities, functions, duties and obligations; determine and agree to acts of compromise and all manner of collective labor agreements; address petition claims; settle collective disputes or submit them to arbitration, conduct vis-à-vis Reconciliation Boards all types of proposals, settle them individually or directly with the other party, and in general, act vis-à-vis the labor authorities with the most extensive authority; file complaints and clarify all types of tax matters, settle them, request clarifications, corrections, amendments and, in general, act before the tax authorities with the most extensive authority; file and pay income tax or other returns, amend them, clarify them, comply with all types of tax exemptions or rebates; represent the company vis-à–vis the Central Bank of Chile and file with it all types of applications for the importation of merchandise of any kind and administer export permits; act vis-à-vis the customs authorities with the most extensive powers; settle and re-settle rights; claim total or partial legal capacity; endorse customs policies and, in general, execute and fulfill all acts and actions needed for the legal importation or exportation of goods; appoint special customs agents; request special warehouses within areas of primary jurisdiction of customs or in any other area, pursuant to the relevant legal and regulatory standards and, in general, broadly, effect in representation of the company all statements, acts, contracts and agreements relevant to the corporate purposes; they may open and close current accounts, deposit accounts and loan accounts; transact and overdraw in them; cancel and endorse time or sight deposits; grant, cancel and endorse guarantee deposits; collect and receive dividends and all types of proceeds or revenue accrued or that might accrue to the company; cancel, protest and endorse checks; issue stop payment orders; authorize charges to current account; recognize and dispute current account statements or their total or partial balances; withdraw checkbooks; take, sign, transact, accept, endorse, protest, re-accept, guarantee, discount and extend bills of exchange, promissory notes, payment orders and any other commercial effects likely to be collected and received in these transactions. They may engage in international trade transactions, including receiving loans in foreign currency; execute acts of international exchange, and purchase and sell foreign currencies, even on a forward basis, sign import and export records and attachments and assume risks of foreign exchange fluctuations. In the judicial order, they shall have active and passive judicial representation of the company, vis-à-vis any federal court, whether ordinary or special. They shall enjoy such powers as are included in both parts of Article Seven of the Chilean Civil Procedure Code [Código de Procedimiento Civil], including those of refraining at the first instance from the deduced legal action, and accepting the contrary claim; waive

GILBERTO HARRIS DAZAROLA NOTARY PUBLIC VIÑA DEL MAR

appeals and legal terms; settle, commit; grant to arbiters the authority of arbitrators; approve and accept agreements, on the understanding that the authority to settle includes extra-judicial transactions. N I N E: DEATH OF ANY OF THE PARTNERS. In the event of the death of any of the partners, the company shall continue among the surviving partners and the heirs of the deceased partner and his or her spouse, as applicable, who within thirty days as from the death of the individual in question must appoint a common legal representative vis-à-vis the company, which legal representative shall not have administrative powers. If this does not occur within the period referenced in this appointment, it shall be done by the arbiters named in Clause Eleven, in the same order in which they are named. T E N: LIQUIDATION OF THE COMPANY. The company shall be liquidated by the partners by mutual agreement. If this agreement does not exist, it shall be carried out by the arbiters appointed in the next clause and in the same order as they are appointed. E L E V E N: ARBITRATION. Any difficulties that may arise between the partners during the lifetime of the company or on the occasion of its dissolution, fulfillment, validity or cancellation shall be resolved by an arbitrator in a single instance and without form of judgment, hearing only the parties, with the resolutions thereof being non-appealable and not eligible for any appeal whatsoever, even those of complaint or cassation. The partners shall appoint for this responsibility, first of all, Mr. Enrique Krauss Rusque and, in the event that he is unable or does not wish to exercise the position, to Mr. Darío Calderón González. The parties hereby waive any grounds for implication or current or future recusal that might apply against the appointed arbitrators. In the event that none of the appointed arbitrators is able or wishes to exercise the position, their appointment shall be made by the ordinary courts, but in this event the arbitration shall be a matter of law. T W E L V E: LEGALIZATION AND RECORDING. The bearer of an authorized copy and/or an extract of this instrument is authorized to request the records, certifications and publicity necessary to legalize the above company. It is set forth that the draft of this instrument was drawn up by attorney Mr. Enrique Krauss Rusque. In confirmation thereof and having provided for its reading, they signed it. Copy issued. By witness thereof. Corrected: expiration - dispute them - legal - to be invested - relevant - extension - arbitration - arbiter. Verified. By witness thereof. Corrected: arbitration. validated. By witness thereof.

[signature]	[signature]

BRUNO C. TAVELLI ZUÑIGA	PIERPAOLO ZACCARELLI FASCE

ID CARD 6.926.567-7 Ext. Santiago	I.D. Card 8.334.529-2 Sant.

RUT 6.926.567-7	RUT 8.334.529-2

REVENUE: current	REVENUE: current

[signature]

COPY CONFORMING

WITH ITS ORIGINAL. Viña del Mar, April 23, 1986

[signature] [seal:]
GILBERTO HARRIS DAZAROLA
NOTARY PUBLIC
VIÑA DEL MAR